Exhibit 99.1
News Release
PROLOGIS ANNOUNCES IPO OF PROLOGIS EUROPEAN PROPERTIES
DENVER — September 27, 2006 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today the completion of the initial public offering (IPO) and the admission of the ordinary units of ProLogis European Properties to listing and trading on Euronext Amsterdam N.V.’s Eurolist by Euronext under the symbol PEPR.
The ordinary units were priced at €14.35 per unit on September 21, 2006, resulting in an equity market capitalization of approximately €2.7 billion for PEPR. Selling unitholders offered 45.3 million ordinary units (excluding the exercise of the over-allotment option granted by the selling unitholders). The resulting free float (excluding the over-allotment option) will represent approximately 29.5% of the total PEPR units outstanding immediately after admission. Proceeds from the sale of the ordinary units, subject to certain adjustments, were paid to the selling unitholders. PEPR did not receive any proceeds from the offering.
“The success of this offering is testament to the quality of our European property portfolio and the market-leading position we’ve established in Europe since forming PEPR in 1999,” said Jeffrey H. Schwartz, ProLogis Chief Executive Officer. “Over the past seven years, we have created substantial value for our unitholders and are pleased with the liquidity the IPO offers them.
“The IPO also underscores the many advantages of our fund strategy, both for ProLogis and our property fund partners. We were able to satisfy the future redemption needs of PEPR’s investors by creating a liquid public market for their units. At the same time, we have the largest single ownership interest and continue to manage PEPR, thereby preserving important customer relationships.”
ProLogis is entitled to earn a promote from the pre-IPO PEPR unitholders based on the internal rate of return (IRR) that such unitholders earned during their pre-IPO holding periods. The promote ultimately will be based on the average closing price of the ordinary units during the 30-day, post-admission period. At admission, ProLogis received an allocation of additional ordinary units having an aggregate value as of June 30, 2006 of €53.5 million based on net asset value of €13.61 per ProLogis unit determined under Luxembourg GAAP. This amount represents approximately 20% of the residual value after all unitholders reached a 12% IRR based on the June 30, 2006 valuation of PEPR. As a result of this allocation and the conversion and redemption of the preferred unitholders at admission, ProLogis’ ownership in PEPR increased from 20.6% at June 30, 2006, to approximately 24% at admission. Any adjustment to the promote allocation will be made in cash based on the average closing price of the ordinary units during the 30-day, post-admission period. ProLogis added that any promote to be recognized will be recognized in the fourth quarter and is not included in its current guidance for earnings or funds from operations for 2006.
Robert J. Watson, who served as head of ProLogis’ operations in Europe from 1999 to 2003, will become Chief Executive Officer of PEPR. He has been with ProLogis since 1992 and served as North America President and COO for the past three years. Peter Cassells, who joined ProLogis in 2000 as Vice President, Fund Manager, will become Chief Financial Officer of PEPR. Ralf Wessel will become Head of Asset Management for PEPR. He joined ProLogis in early 2006 and was previously with Equity Estate, a Netherlands-based real estate investment management company.

As of June 30, 2006, PEPR owned 281 distribution facilities comprising 58.3 million square feet (5.4 million square meters) of leasable space. The portfolio had an overall occupancy rate of 97.3% and was independently valued at approximately €4.2 billion (net of purchaser’s costs). PEPR’s investment objective is to generate capital appreciation and a high level of distributable current income for its unitholders though active management of direct investments in distribution facilities. PEPR also has the right to invest in certain ProLogis private equity funds and joint ventures that will provide an opportunity for future external growth and indirect access to ProLogis’ European development pipeline.
About ProLogis
ProLogis is a leading provider of distribution facilities and services with 404.3 million square feet (37.6 million square meters) in more than 2,400 properties owned, managed and under development in 81 markets in North America, Europe and Asia as of June 30, 2006. We continue to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. We expect to achieve this through the ProLogis Operating System(R) and our commitment to provide exceptional facilities and services to meet our customers’ expansion and reconfiguration needs.
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Media:	Arthur Hodges	Investors:	Melissa Marsden
	ProLogis		ProLogis
	303-567-5667		303-567-5622
	ahodges@prologis.com		mmarsden@prologis.com

Suzanne Dawson
Linden Alschuler & Kaplan, Inc.
212-329-1420
sdawson@lakpr.com